UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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William D. Green Chief Executive Officer

December 29, 2005

Dear Fellow Shareholder:

You are cordially invited to attend the 2006 Annual General Meeting of Shareholders (the “Annual Meeting”), which will be held at 10:00 a.m., local time, on February 1, 2006, at Accenture’s Reston, Virginia office located at 11951 Freedom Drive, Reston, Virginia 20190, USA.

At this year’s meeting, you will vote on the appointment of two directors and the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board to determine their remuneration. In addition, the audited consolidated financial statements of Accenture Ltd and its subsidiaries for the fiscal year ended August 31, 2005 will be received at the Annual Meeting.

Our Board of Directors has nominated the director nominees and has made the proposal to re-appoint KPMG LLP. The Board of Directors recommends that you vote for the appointment of each director nominee, and for the re-appointment of KPMG LLP as our independent auditors and authorization of the Audit Committee of the Board to determine their remuneration.

Your vote is very important to the Company. We urge you to read the accompanying materials regarding the matters to be voted on at the Annual Meeting and to submit your voting instructions by proxy. You may submit your proxy either by returning the enclosed proxy card or by submitting your proxy over the telephone or the Internet. If you submit your proxy before the meeting but later decide to attend the meeting in person, you may still vote in person at the meeting.

In addition, I strongly encourage you to sign up to receive your future Accenture shareholder materials electronically, which will help us to conserve natural resources and reduce our production and distribution costs. If you wish to receive these materials electronically next year, please follow the instructions on the enclosed proxy card.

Please let us know whether you plan to attend the Annual Meeting, as indicated in your proxy instructions. Please note that if your shares are held in a name other than your own (for example, if your shares are held by a broker in “street name”), then you must take certain steps, described in the proxy statement, in order to be admitted into the meeting.

Thank you for your continued support.

WILLIAM D. GREEN
Chief Executive Officer

NOTICE OF THE 2006 ANNUAL GENERAL MEETING OF SHAREHOLDERS

To our Shareholders:

      You are hereby notified that the 2006 Annual General Meeting of Shareholders of Accenture Ltd will be held at 10:00 a.m., local time, on February 1, 2006, at our Reston, Virginia office located at 11951 Freedom Drive, Reston, Virginia 20190, USA, to receive the report of our independent auditors and the financial statements for our fiscal year ended August 31, 2005, and to vote upon the following proposals:

1. to appoint Dina Dublon and William D. Green as Class II directors, each for a term expiring at our annual general meeting of shareholders in 2009;

2. to re-appoint KPMG LLP as independent auditors of Accenture Ltd for a term expiring at our annual general meeting of shareholders in 2007 and to authorize the Audit Committee of the Board to determine their remuneration; and

3. to transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

      The Board has set December 5, 2005 as the record date for the meeting. This means that only those persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that record date will be entitled to receive notice of the meeting and to attend and vote at the meeting.

By order of the Board of Directors,

DOUGLAS G. SCRIVNER
General Counsel and Secretary

December 29, 2005

PLEASE SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET,

OR BY MARKING, SIGNING, DATING AND RETURNING A PROXY CARD.

We encourage you to permit us to send you shareholder communications electronically. You can find more information on receiving these communications electronically in the “Electronic Delivery of Shareholder
Communications” section on page 30 of the accompanying proxy statement.

PROXY STATEMENT

GENERAL INFORMATION

      The Board of Directors (the “Board”) of Accenture Ltd (the “Company”) is soliciting your proxy for use at the 2006 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held on February 1, 2006. These proxy materials are first being sent to shareholders beginning on or about December 29, 2005.

      Accenture is one of the world’s leading management consulting, technology services and outsourcing organizations. As of August 31, 2005, we had more than 123,000 employees based in 48 countries and revenues before reimbursements of more than $15.5 billion for fiscal 2005. We operate globally with one common brand and business model designed to enable us to provide clients around the world with the same high level of service.

      Accenture Ltd maintains its registered office in Bermuda at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda. Our telephone number in Bermuda is +1 441-296-8262. You may contact our Investor Relations Group by telephone in the United States and Puerto Rico at 1-877-ACN-5659 (1-877-226-5659) and outside the United States and Puerto Rico at +1 703-797-1711, or by mail to Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105 USA.

      Our website address is www.accenture.com. We make available free of charge on the Investor Relations section of our website (http://investor.accenture.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the “SEC”) pursuant to Section 13(a) or 15(d) of the Exchange Act. We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Code of Business Ethics, our Corporate Governance Guidelines and the charters of each of the Board’s committees. You may request any of these materials and information in print by contacting our Investor Relations Group. We do not intend for information contained in our website to be part of this proxy statement.

      You also may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

      We use the terms “Accenture,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to Accenture Ltd and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on August 31.

ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

      We will hold the Annual Meeting at 10:00 a.m., local time, on February 1, 2006, at our Reston, Virginia office located at 11951 Freedom Drive, Reston, Virginia 20190, USA, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

      The Board has set December 5, 2005 as the record date for the Annual Meeting. All persons who were registered holders of Accenture Ltd’s Class A common shares or Class X common shares at the close of business on that date are shareholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on that date, there were 607,731,830 Class A common shares outstanding (which includes 39,123,882 shares held by subsidiaries of Accenture) and 281,919,792 Class X common shares outstanding. Class A common shares held by our subsidiaries will be voted in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

      Each shareholder of record will be entitled to one vote per Class A common share and one vote per Class X common share on each matter submitted to a vote of shareholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Holders of Class A common shares and Class X common shares will vote together, and not as separate classes, on all matters being considered at the Annual Meeting. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

      You may vote your shares either by voting in person at the Annual Meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates William D. Green, Michael G. McGrath and Douglas G. Scrivner to vote your shares in accordance with the voting instructions you indicate in your proxy.

      If you submit your proxy designating William D. Green, Michael G. McGrath and Douglas G. Scrivner as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board’s recommendations, which are described in this proxy statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this proxy statement), then each of these individuals will have the authority to vote your shares on those matters in accordance with his discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this proxy statement.

      You may submit your proxy either by mail, by telephone (at the number set forth in the accompanying proxy materials) or via the Internet (www.cesvote.com). Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card or by following the instructions provided when you submit your proxy by telephone or via the Internet. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 5:00 p.m., Eastern Standard Time, on January 31, 2006 (January 27, 2006 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). If you submit your proxy by telephone or via the Internet, then you may submit your voting instructions up until 11:59 p.m., Eastern Standard Time, on January 31, 2006 (January 27, 2006 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney).

      Your proxy is revocable. After you have submitted your proxy, you may revoke it by mail before the Annual Meeting by sending a written notice to our General Counsel and Secretary at 1661 Page Mill Road, Palo Alto, California, 94304, USA. Your notice must be received no later than one hour prior to the beginning of the Annual Meeting. If you wish to revoke your submitted proxy card and submit new voting instructions by mail, then you must sign, date and mail a new proxy card with your new voting instructions, which we must receive by 5:00 p.m., Eastern Standard Time, on January 31, 2006 (January 27, 2006 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). If you submitted your proxy by telephone or via the Internet, you may revoke your submitted proxy and/or submit new voting instructions by that same method, which must be received by 11:59 p.m., Eastern Standard Time, on January 31, 2006 (January 27, 2006 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). You also may revoke your proxy in person and vote your shares at the Annual Meeting. Attending the Annual Meeting without taking one of the actions above will not revoke your proxy.

      Your vote is very important to the Company. If you do not plan to attend the Annual Meeting, we encourage you to read the enclosed proxy statement and submit your completed proxy prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

      If your shares are not registered in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in Accenture Ltd’s register of shareholders. Those shares are held in your nominee’s name, on your behalf, and your nominee will be entitled to vote your shares. This applies to our employees who received, through our employee plans, shares that are held by Smith Barney and/or UBS Financial Services Inc. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should submit your proxy, which will instruct your nominee how to vote those shares on your behalf.

Quorum and Voting Requirements

      In order to establish a quorum at the Annual Meeting, there must be at least two shareholders represented at the meeting, either in person or by proxy, who have the right to attend and vote at the meeting, and who hold shares representing more than 50 percent of the votes that may be cast by all shareholders of record. For purposes of determining a quorum, abstentions and broker “non-votes” are counted as represented. A “non-vote” occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

      For each of the proposals being considered at the Annual Meeting, approval of the proposal requires the affirmative vote of a majority of the votes cast. There is no cumulative voting in the appointment of directors. The appointment of each director nominee will be considered and voted upon as a separate proposal. Abstentions and broker “non-votes” will not affect the voting results. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then the director will not be appointed and the position on the Board of Directors that would have been filled by the director nominee will become vacant. The Board has the ability to fill the vacancy upon the recommendation of its Nominating & Governance Committee, in accordance with Accenture’s bye-laws, but that director would be subject to appointment by Accenture Ltd’s shareholders at the next following annual general meeting of shareholders.

Proxy Solicitation

      Accenture Ltd will bear the costs of soliciting proxies from the holders of our Class A common shares and Class X common shares. We are initially soliciting these proxies by mail and e-mail, but our directors, officers and selected other Accenture employees may also solicit proxies by telephone, e-mail or by other means of communication. These persons who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. National City Bank, our U.S. branch transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2005 Audited Financial Statements

      At the Annual Meeting, we will present the audited consolidated financial statements for our fiscal year ended August 31, 2005. Copies of these financial statements are included in our Annual Report on Form 10-K, which we are delivering to you with this proxy statement. You may also access these materials through our website at http://investor.accenture.com.

PROPOSAL NO. 1— APPOINTMENT OF DIRECTORS

      The Board currently has 11 members, who are divided into three classes based upon the cycle of their respective terms in office. At each annual general meeting of shareholders, the appointment of the directors constituting one class of Board membership expires, and the shareholders vote at that meeting to appoint the directors nominated for these Board positions, each to hold office for a three-year term.

      In 2006, the terms of our four Class II directors will expire. In addition to the terms of the two Board-proposed director nominees, the terms of Carlos Vidal and Steven A. Ballmer will expire at the Annual Meeting. To further the Board’s commitment to maintain a majority of independent directors and to finish the planned phase-out of senior executive nominations of Board candidates, the Nominating & Governance Committee decided, with the agreement of Mr. Vidal, not to recommend Mr. Vidal’s appointment for a subsequent term. Mr. Vidal remains a senior executive of the Company. In addition, given other commitments and demands on his time, Mr. Ballmer has advised the Board that he will be unable to serve for an additional term. Consequently, the Nominating & Governance Committee decided, with the agreement of Mr. Ballmer, not to recommend his appointment for a subsequent term. The Board wishes to recognize and thank both Mr. Vidal and Mr. Ballmer for their significant contributions and service as members of the Board.

      At this time, the Board has not proposed any director nominees other than the two director nominees identified below, although the Nominating & Governance Committee is continuing a search for one or more additional directors. The Board may appoint additional directors, in accordance with Accenture’s bye-laws, upon the recommendation of the Nominating & Governance Committee and subject to appointment by Accenture Ltd’s shareholders at the next annual general meeting of shareholders. In addition, the Board has the authority under the bye-laws to establish the size of the Board, so long as the number of directors remains within the range specified in the bye-laws (currently no less than eight nor more than 15).

      Proxies cannot be voted for a greater number of persons than the number of nominees named.

Class II Directors

      All four Class II directorships expire at this year’s Annual Meeting. The Board is nominating two individuals for appointment as Class II directors, each for a three-year term expiring at our annual general meeting of shareholders in 2009. Both of the director nominees are current Board members:

Dina Dublon

William D. Green

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPOINTMENT OF EACH OF THE BOARD’S TWO DIRECTOR NOMINEES.

      If you submit your proxy designating William D. Green, Michael G. McGrath and Douglas G. Scrivner as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the appointment of both nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Director Biographies

      Set forth below are the biographies of our director nominees and our directors.

Class II Director Nominees

Dina Dublon 52 years old Class II Director Nominee Chair, Finance Committee Member, Compensation Committee	Dina Dublon has been a director since October 2001. From December 1998 until September 2004, she was chief financial officer of J.P. Morgan Chase & Co. and its predecessor company. Prior to being named chief financial officer, she held numerous other positions, including corporate treasurer, managing director of the Financial Institutions Division and head of asset liability management. She is a director of Microsoft Corp. and of PepsiCo, Inc.

William D. Green 52 years old Class II Director Nominee	William D. Green has been a director since June 2001 and our Chief Executive Officer and has led our Executive Leadership Team since September 2004. From March 2003 to August 2004 he was our Chief Operating Officer— Client Services, and from August 2000 to August 2004 he was our Country Managing Director, United States. Mr. Green has been with Accenture for 27 years.

Other Current Directors

Joe W. Forehand 57 years old Class I Director Chairman of the Board	Joe W. Forehand has been Chairman of the Board since February 2001. From November 1999 to August 2004, he was our Chief Executive Officer and served as Chairman of our Management Committee, our Executive Committee and our Global Leadership Council. Mr. Forehand has been with Accenture for 33 years. Mr. Forehand’s current term as director expires at our annual general meeting of shareholders in 2008.

Dennis F. Hightower 64 years old Class III Director Member, Compensation Committee Member, Nominating & Governance Committee	Dennis F. Hightower has been a director since November 2003. From May 2000 until his retirement in March 2001, he was chief executive officer of Europe Online Networks S.A., a Luxembourg- based Internet services provider. He is a director of Domino’s Inc., Northwest Airlines Corporation and The TJX Companies Inc. Mr. Hightower’s current term as director expires at our annual general meeting of shareholders in 2007.

William L. Kimsey 63 years old Class III Director Member, Audit Committee	William L. Kimsey has been a director since November 2003. From October 1998 until his retirement in September 2002, Mr. Kimsey was global chief executive officer of Ernst & Young Global. He is a director of Western Digital Corporation, Royal Caribbean Cruises Ltd and NAVTEQ Corporation. Mr. Kimsey’s current term as director expires at our annual general meeting of shareholders in 2007.

Robert I. Lipp 67 years old Class III Director Member, Finance Committee Member, Nominating & Governance Committee	Robert I. Lipp has been a director since October 2001. He is a senior advisor at J.P. Morgan Chase & Co. From April 2004 to September 2005, he was executive chairman of St. Paul Travelers Companies Inc. From December 2001 to April 2004, Mr. Lipp was chairman and chief executive officer of its predecessor company, Travelers Property Casualty Corp. Mr. Lipp also served as chairman of the board of Travelers Insurance Group Holdings Inc. from 1996 to 2000 and from January 2001 to October 2001. During 2000 he was a vice-chairman and member of the office of the chairman of Citigroup. Mr. Lipp is a director of St. Paul Travelers Companies Inc. and JP Morgan Chase & Co. Mr. Lipp’s current term as director expires at our annual general meeting of shareholders in 2007.

Blythe J. McGarvie 49 years old Class I Director Chair, Audit Committee	Blythe J. McGarvie has been a director since October 2001. She is president of Leadership for International Finance, LLC, a firm that focuses on improving clients’ financial positions and providing leadership seminars for corporate and academic groups. From July 1999 to December 2002, she was executive vice president and chief financial officer of BIC Group. She is a member of the board of directors of The Pepsi Bottling Group, Inc., The St. Paul Travelers Companies, Inc. and Lafarge North America Inc. Ms. McGarvie’s current term as director expires at our annual general meeting of shareholders in 2008.

Sir Mark Moody-Stuart 65 years old Class I Director Lead Director Chair, Compensation Committee Member, Finance Committee	Sir Mark Moody-Stuart has been a director since October 2001 and our Lead Director since November 2002. He is chairman of Anglo American plc, former chairman of The Shell Transport and Trading Company and former chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group of Companies. From July 1991 to June 2001, he was managing director of Shell Transport and a managing director of Royal Dutch/Shell Group. In addition to Anglo American plc, Sir Mark is a director of HSBC Holdings PLC. Sir Mark’s current term as director expires at our annual general meeting of shareholders in 2008.

Wulf von Schimmelmann 58 years old Class III Director Chairman, Nominating & Governance Committee Member, Audit Committee	Wulf von Schimmelmann has been a director since October 2001. He has been chief executive officer of Deutsche Postbank AG, Germany’s largest independent retail bank, since 1999. He is also a member of the board of directors of Deutsche Post World Net Group. Mr. von Schimmelmann’s current term as director expires at our annual general meeting of shareholders in 2007.

Communicating with the Board

      The Board welcomes your questions and comments. If you would like to communicate directly with our Board, our non-management directors as a group or Sir Mark Moody-Stuart, our Lead Director, then you may submit your communication to our General Counsel and Secretary, Accenture Ltd, 1661 Page Mill Road, Palo Alto, California, 94304, USA. All communications and concerns will be forwarded to our Board, our non-management directors as a group or our Lead Director, as applicable. We also have established mechanisms for communicating concerns or questions to our compliance office. You may direct any such concerns by e-mail to compliance.program@accenture.com or by calling the Accenture Ethics Line at 1-312-737-8262. Our Code of Business Ethics and underlying policies prohibit any retaliation or other adverse action against anyone for raising a concern. If you wish to raise your concern in an anonymous manner, then you may do so.

Board Meetings and Committees

      The Board expects that its members will rigorously prepare for, attend and participate in all Board and applicable committee meetings, and each annual general meeting of shareholders. Directors are also expected to become familiar with Accenture’s management team and operations as a basis for discharging their oversight responsibilities. During fiscal 2005, the Board held four meetings. All of our directors attended at least 75% of the aggregate of Board meetings and meetings of any Board committee on which he or she served during fiscal 2005. All but two of our Board members attended our annual general meeting of shareholders in 2005.

      Our non-management directors who are not employees of the Company meet separately at each regularly scheduled Board meeting. These non-management directors held four meetings during fiscal 2005, each led by Sir Mark Moody-Stuart, the Lead Director. In addition, these non-management directors held an executive session to meet with the other two non-management directors who are employees of the Company in conformance with the listing standards of the New York Stock Exchange (the “NYSE”).

      The Board maintains an Audit Committee, a Compensation Committee, a Nominating & Governance Committee and a Finance Committee. Each committee operates pursuant to a written charter that is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. A copy of our Corporate Governance Guidelines (including our independence standards) and our Code of Business Ethics can also be found in the Corporate Governance section of our website. If the Board grants any waivers from our Code of Business Ethics to any of our directors or officers, or if we amend our Code of Business Ethics, we will disclose these matters through the Investor Relations section of our website. Printed copies of all of these materials are also available upon written request to our Investor Relations Group.

Director Independence

      The Board has adopted a set of director independence standards, which are included in our Corporate Governance Guidelines and can be accessed through our Investor Relations page at http://investor.accenture.com or by making a written request to our Investor Relations Group. The Corporate Governance Guidelines and the independence standards were revised recently including to align the independence standards more closely with the standards required by the NYSE.

      Each year, our directors complete a questionnaire that, among other things, elicits information to assist the Nominating & Governance Committee in assessing whether the director meets the Company’s independence standards. Utilizing these responses and other information, the Nominating & Governance Committee evaluates, with regard to each director, whether the director currently has or had any (i) employment or professional relationship which, in and of itself, would, pursuant to the Company’s independence standards, require a finding that the director is not independent and/or (ii) employment or professional relationship with any organization with which Accenture has or had a relationship, where the organization made or received payments from Accenture. If a director has or had a relationship with an organization which made or received payments from Accenture, information regarding the amount of such payments is provided to the Nominating & Governance Committee. The Nominating & Governance Committee then determines whether the amount of any such payments requires, pursuant to the Company’s independence standards or otherwise, a finding that the director is not independent. Furthermore, the Nominating & Governance Committee discusses any other relevant facts and circumstances regarding the nature of these relationships, to determine whether other factors, regardless of the categorical standards the Board has adopted, might impede a director’s independence.

      Based on its analysis, the Nominating & Governance Committee has determined that, with the exception of Mr. Ballmer, each of our non-management directors who are not employees of the Company has satisfied the Company’s independence standards, as well as the independence requirements of the NYSE. Several of our non-management directors have relationships with organizations that are clients or have other business relationships with Accenture. The committee determined that in each of these situations the amount of payments made to, or received from, Accenture did not exceed the thresholds defined by the categorical standards in our independence standards. Except with respect to Mr. Ballmer, the committee concluded that nothing else in those relationships would impair such directors’ independence. The committee determined that while Mr. Ballmer met the Company’s categorical standards of independence, the nature and magnitude of Accenture’s business relationships with Microsoft, and Mr. Ballmer’s role at Microsoft, are such that he should not be considered to be independent for this purpose. The committee also determined that an employee relationship between Accenture and Mr. von Schimmelmann’s son, described on page 28, did not impair Mr. von Schimmelmann’s independence. The Board concurred in the foregoing independence determinations.

Audit Committee

      The Audit Committee was established by the Board for the purpose of overseeing Accenture’s accounting and financial reporting processes and audits of our financial statements, in accordance with Section 10A(m) of the Securities and Exchange Act of 1934, as amended. The Audit Committee members are Blythe J. McGarvie (who serves as chair), William L. Kimsey and Wulf von Schimmelmann. The Board has determined that each of its members meets the financial literacy and independence requirements of the NYSE, and that Ms. McGarvie and Mr. Kimsey each qualifies as an “audit committee financial expert” for purposes of the rules and regulations of the SEC. The Board does not limit the number of audit committees on which its audit committee members may serve. Mr. Kimsey simultaneously serves on the audit committees of more than three public companies, but the Board has determined that his simultaneous service does not impair Mr. Kimsey’s ability to effectively serve on the Audit Committee. The Board will continue to monitor and assess the audit committee membership of its Audit Committee members on a regular basis to assure their ability to serve Accenture effectively.

      The Audit Committee held nine meetings in fiscal 2005, four of which were held in person. The Audit Committee’s primary duties and responsibilities are to:

•	review and discuss with management and the independent auditors our annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K and 10-Q filings, as well as the Company’s earnings press releases and information related thereto;

•	retain and terminate, subject to shareholder approval, independent auditors and approve all audit engagement fees and terms for the Company and its subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management’s response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

•	review and monitor our internal and external reporting processes and controls; review the effect of any regulatory and accounting initiatives and the effects of these initiatives and any off-balance sheet structures on our financial statements; establish regular systems of reporting to the committee regarding any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit; review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; review and discuss with our auditors the responsibilities, budget and staffing of our internal quality-control procedures and internal audit function; and from time to time, hold separate meetings with management, independent auditors and internal auditors on these matters;

•	review with our counsel any legal matter that could significantly impact our financial statements or operations; discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Business Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and oversee the maintenance of an internal audit function; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.

Compensation Committee

      The Compensation Committee held six meetings in fiscal 2005, four of which were held in person. The Compensation Committee consists of three independent directors: Sir Mark Moody-Stuart (who serves as chair), Dina Dublon and Dennis F. Hightower. The Compensation Committee’s primary duties and responsibilities are to:

•	determine our Chief Executive Officer’s annual compensation, taking into consideration feedback provided by the Nominating & Governance Committee based on its review of the Chief Executive Officer’s performance and the recommendation of a committee that includes our Chief Executive Officer and members of our Executive Leadership Team; review and approve salaries and other matters relating to the compensation of our executive officers, based in part on that committee’s recommendation; and review and determine on an annual basis the appropriateness of compensation of Board members;

•	review and make recommendations to the Board with respect to our incentive-compensation and equity-based plans; oversee the administration of our equity compensation plans; review and approve all equity compensation plans; and retain outside compensation and benefits consultants to gather independent advice about our compensation structure; and

•	prepare a report to be included in our proxy statement, provide other regular reports to the Board and maintain minutes or records of its meeting and activities.

Nominating & Governance Committee

      The Nominating & Governance Committee consists of three independent directors: Wulf von Schimmelmann, (who serves as chair), Dennis F. Hightower and Robert I. Lipp. The Nominating & Governance Committee held eight meetings in fiscal 2005, four of which were held in person. The Nominating & Governance Committee’s primary duties and responsibilities are to:

•	have general responsibility for board selection, composition and evaluation, including the making of recommendations regarding the size and composition of the Board, the identification of qualified candidates for Board membership and the annual evaluation of overall Board effectiveness;

•	manage the committee selection and composition process, including the making of recommendations to the Board for chairs of these committees and the establishment, monitoring and making of recommendations for the purpose, structure and operations of these committees and the creation or elimination of additional committees;

•	monitor and oversee corporate governance matters, including reviews and recommendations regarding our constituent documents and Corporate Governance Guidelines and monitoring of new developments in the area of corporate governance;

•	conduct an annual review of our Chief Executive Officer and develop an effective Chief Executive Officer succession plan; and

•	provide regular reports to the Board and maintain minutes or records of its meeting and activities.

      In evaluating candidates for Board membership, the Nominating & Governance Committee considers whether the candidate will complement the Board’s geographic, age, gender and ethnic diversity and assesses the contribution that the candidate’s skills and expertise will make with respect to guiding and overseeing Accenture’s strategy and operations. The Nominating & Governance Committee seeks candidates who, at a minimum, have the following characteristics:

•	the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out his or her responsibilities as a member of the Board;

•	a professional background that would enable the candidate to develop a deep understanding of our business;

•	a range of skills and expertise sufficient to provide guidance and oversight with respect to the Company’s operations;

•	the ability to exercise judgment and courage in fulfilling his or her oversight responsibilities;

•	the ability to embrace Accenture’s values and culture, and the possession of the highest levels of integrity; and

•	the commitment of time and energy to effectively carry out his or her responsibilities as a member of the Board.

      To date, the majority of the Board’s non-management directors have been identified with the assistance of a professional search firm specializing in the identification and recruitment of director candidates. Others have been individuals known to Board members through business or other relationships. Potential candidates are interviewed by members of the Nominating & Governance Committee (and, in some instances, other Board members) and, as appropriate, by members of our management team. Final consideration of the nominee is then conducted by the entire Board.

      Because our Corporate Governance Guidelines address the processes by which shareholders may recommend director nominees, the Nominating & Governance Committee has not adopted a specific policy regarding the consideration of shareholder nominees for directors, although its general policy is to welcome and consider any such recommendations. If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Mr. Wulf von Schimmelmann, Chairman of the Nominating & Governance Committee, c/o Accenture, 1661 Page Mill Road, Palo Alto, California, 94304, USA, Attention: General Counsel and Secretary. Please note that Accenture Ltd’s bye-laws define certain time frames and nomination requirements with respect to any such recommendation. Please contact our General Counsel and Secretary at the above address for information on these requirements, or refer to Bye-law 80.1.2 (which can be found on the “Governance Principles” page of our website accessible through http://investor.accenture.com).

Finance Committee

      The Finance Committee consists of four directors: Dina Dublon (who serves as chair), Sir Mark Moody-Stuart, Robert I. Lipp and Carlos Vidal. Upon the expiration of his term as director at the Annual Meeting, Mr. Vidal will cease serving on the Finance Committee.

      The Finance Committee held six meetings in fiscal 2005, four of which were held in person. The Finance Committee’s primary duties and responsibilities are to:

•	manage and oversee our capital structure and corporate finance activities;

•	manage and oversee our treasury function and advise with respect to our investment activities;

•	review and make recommendations with respect to major acquisitions that Accenture may decide to undertake;

•	review, evaluate and make decisions with respect to the management of our pension and 401(k) retirement plans; and

•	oversee our insurance plans and other activities to manage our financial risks.

REPORTS OF THE COMMITTEES OF THE BOARD

Report of the Audit Committee

      Since its creation in 2001, the Audit Committee of the Board has been composed entirely of non-management directors. In addition, all of the members of the Audit Committee meet the independence and experience requirements set forth by the SEC and the NYSE.

      The Audit Committee operates under a written charter approved by the Board, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. The charter describes the committee’s purpose, which is to assist the Board in its general oversight of: (1) the quality and integrity of the Company’s accounting and reporting practices and controls, and its financial statements and reports; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee last reviewed the charter in February 2005, and at that time, no revisions were made.

      The members of the Audit Committee meet regularly with management (including the chief executive officer, chief financial officer, principal accounting officer, chief risk officer and its general counsel and compliance officer) as well as with senior members of the Company’s internal audit, tax, finance, treasury and legal groups and KPMG LLP, the Company’s independent auditors. In addition, it meets regularly in separate sessions with representatives of KPMG LLP, the Company’s chief financial officer, its general counsel and senior members of the Company’s internal audit group. Based on discussions and information received during these meetings, the Audit Committee members provide advice, counsel and direction to management and the auditors using their experience in business, financial and accounting matters. During fiscal 2005, the Audit Committee met nine times and routinely reported its activities to the full Board of Directors.

      During fiscal 2005, the Audit Committee focused on several topics, which included the following:

•	The Audit Committee reviewed and discussed with management, which has primary responsibility for the financial statements, and with Accenture’s independent auditors, the Company’s annual audited financial statements and quarterly financial statements for fiscal 2005. It also reviewed related issues and disclosure items, including the Company’s earnings press releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings.

•	The Audit Committee oversaw the Company’s preparation for and implementation of its initial evaluation of the effectiveness of the Company’s internal control over financial reporting and reviewed management’s conclusions as to its effectiveness.

•	The Audit Committee received regular updates on the Company’s contract and other risk management activities from the chief risk officer.

•	The Audit Committee received regular updates on the Company’s legal and regulatory compliance activities from the general counsel and compliance officer, including issues or activities monitored through the Accenture Ethics and Compliance Program.

•	The Audit Committee discussed with KPMG LLP the materials required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” It also discussed with KPMG LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed its independence and related issues. Discussions with KPMG LLP also included staffing the engagement, its litigation matters and the PCAOB reports of inspection of KPMG LLP.

      As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of August 31, 2005, which was made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control— Integrated Framework. The Audit Committee also reviewed and discussed with KPMG LLP its attestation report on management’s assessment of internal control over financial reporting and its review and report on Accenture’s internal control over financial reporting. These reports are included in Accenture’s Annual Report on Form 10-K for the year ended August 31, 2005 filed with the SEC on October 31, 2005.

      In addition, in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board of Directors approved, the inclusion of the Company’s audited financial statements in its Annual Report on Form 10-K for the fiscal year ended August 31, 2005 for filing with the SEC and presentation to the Company’s shareholders. The Audit Committee also recommended during fiscal 2006 that KPMG LLP be re-appointed as the Company’s independent auditors to serve until the Company’s annual general meeting of shareholders in 2007, and that the Board of Directors submit this appointment to the Company’s shareholders for approval at the Annual Meeting.

THE AUDIT COMMITTEE

Blythe J. McGarvie, Chair
Wulf von Schimmelmann
William L. Kimsey

Report of the Compensation Committee on Executive Compensation

Committee Responsibilities

      The Compensation Committee of the Board establishes the annual compensation of the chief executive officer and the other executive officers of the Company; oversees the administration of the Company’s employee share purchase plan and share incentive plan; and periodically reviews and makes recommendations regarding the compensation paid to members of the Board. A complete description of the committee’s function may be found in its charter, a copy of which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com.

Committee Activities in Fiscal 2005

      During fiscal 2005, the Compensation Committee held six meetings and routinely reported its activities to the full Board. In addition to its deliberations concerning executive compensation (discussed more fully below), during the year, the Compensation Committee: (i) reviewed and approved the company’s recommendation regarding the termination of the Company’s existing variable compensation program and the distribution to the Company’s senior executives and other employees of all remaining accrued and unpaid amounts under that program; (ii) reviewed and approved a new annual cash bonus plan to replace the Company’s existing variable compensation plan; (iii) considered and approved the company’s proposed uses of equity and equity awards in fiscal 2006 in connection with enhancements made to the Company’s compensation programs for senior executives and other employees; and (v) engaged a compensation expert to review the compensation paid to non-management directors and taking into consideration the results of this review, approved changes to such compensation. The Compensation Committee also regularly reviewed the Company’s use of equity it had previously approved for use in fiscal 2005 with regard to equity-based compensation programs and addressed a variety of matters related to such plans.

      Lastly, the Compensation Committee reviewed and provided feedback regarding a new career model for over 4,100 of the Company’s highest-level executives. The new model replaces the internal use of the “partner” title with the more comprehensive “senior executive” title.

Compensation Philosophy

      The Company’s evolving compensation model for its executives intends to preserve the Company’s heritage of an “owner-operator” culture by aligning the financial interests of its executives and shareholders, and attracting and retaining executives key to the Company’s success. It offers competitive base compensation and the opportunity to receive significant incentive compensation based on both individual and Company performance, rewarding behavior we expect of our senior executives—collaboration, leadership, people development and ethical decision making.

      In setting the compensation of the Company’s executive officers, the Compensation Committee considered: (i) input from the Nominating & Governance Committee regarding the performance of the chief executive officer; (ii) the chief executive officer’s assessment of the performance of the other executive officers, including an assessment of each individual’s contribution to the Company’s annual objectives; (iii) feedback from the Company’s senior executive income committee, a committee comprised of the chief executive officer and other senior executives; and (iv) the results of an evaluation of the Company’s compensation model against a broad range of large global companies conducted by a third party compensation expert.

Fiscal 2005 Executive Compensation

      In fiscal 2005, the compensation of the Company’s chief executive officer and its other executive officers consisted of the following components:

      Cash Compensation consisting of:

•	Base compensation paid ratably over the annual pay period and determined taking into consideration the individual’s level of responsibility and industry and other comparable pay levels;

•	Individual performance-based compensation paid ratably over the annual pay period and determined at the beginning of the annual pay period, based on the individual’s job performance during the prior two-fiscal-year period;

•	Quarterly variable compensation paid quarterly during the annual pay period, on a trailing four-quarter basis, to the extent the Company continued to meet annually defined quarterly financial performance objectives; and

•	Annual variable compensation, which was not considered by the Compensation Committee for fiscal 2005, since the Company did not achieve 100% of its original planned quarterly variable compensation for fiscal year 2005.

      Equity-Based Compensation consisting of:

•	Option awards ranging between 10,934 and 30,720 options to vest in equal amounts over a three-year period ending August 31, 2007 made to the Company’s highest performing senior executives, with the number of options received by each recipient being set based on the individual’s level of responsibility and job performance over the past two fiscal years; and

•	Key Executive Performance Awards consisting of performance-based restricted share units ranging between 73,906 and 147,812 restricted share units to vest at the end of three years provided the Company has achieved certain performance targets. Up to 50% of the award will vest, in whole or in part, based on the Company’s total return to shareholders, as compared to a representative group of companies during the period starting on September 1, 2004 and ending on August 31, 2007 (“Performance Period”). The remaining 50% will vest, in whole or in part, based on the Company’s achievement of operating income targets during the Performance Period. These awards were received only by some of our most senior executive officers.

Future Enhancements to Executive Compensation

      In fiscal 2005, the Compensation Committee approved enhancements to the Company’s compensation programs to be implemented in fiscal 2006 and thereafter, which will expand the use of restricted share unit awards to senior executives, rather than cash or stock options at certain promotion points and to recognize outstanding performance, when appropriate.

      Beginning in February 2006, the Company’s senior executives (including its executive officers) will be able to participate in a Voluntary Equity Investment Program, a program through which they may purchase Accenture Ltd Class A common shares and, subject to certain conditions of continued employment, receive additional share awards, thereby enjoying compensatory benefits from participation in the program.

      In fiscal 2005, the Compensation Committee, looking to move to a more market relevant practice, approved termination of the Company’s existing cash quarterly and annual variable compensation programs and authorized they be replaced in fiscal 2006 with a single, new annual cash bonus plan that may be used to pay cash bonuses to senior executives after the end of each fiscal year.

Fiscal 2005 Compensation of the Chief Executive Officer

      Mr. Green’s compensation in fiscal 2005 was comprised of those components described above and was set taking into consideration: (i) the results of a survey conducted by a third party executive compensation expert to evaluate his compensation against that of chief executive officers of a broad range of large global companies; and (ii) his performance against certain financial and other measures (including revenue growth, earnings per share performance, growth in free cash flow, return on equity and employee satisfaction).

      Mr. Green’s base and individual performance-based compensation is reported in the “Salary” column of the Summary Compensation Table on page 22 of this proxy statement. His quarterly variable cash compensation and restricted share unit award are noted in the columns entitled “Bonus” and “Restricted Share Unit Award,” respectively. In addition, Mr. Green was awarded an option grant for 30,720 options that, while approved by the Compensation Committee and granted in fiscal 2006, was an award related to Mr. Green’s performance in fiscal 2005 that was erroneously excluded from the option awards made to the Company’s highest performing senior executives in fiscal 2005. Mr. Green has no other deferred compensation, supplemental or post-retirement benefits with the Company. There are no agreements relating to any severance benefits payable to Mr. Green upon a change of control or otherwise, other than certain provisions relating possible incremental vesting of equity grants upon involuntary termination which are standard to all similar senior executive equity grants. The value of all perquisites paid to Mr. Green in fiscal 2005 was less than $50,000.

Fiscal 2006 Compensation of the Chief Executive Officer and Named Executive Officers

      The Compensation Committee recently completed deliberation on compensation for fiscal 2006 for Mr. Green and the Company’s other Named Executive Officers. These currently anticipated amounts, components of such compensation and performance criteria for executive equity awards, are set forth for comparative purposes in the table under “Named Executive Officer Compensation for Fiscal 2006” on page 23 of this proxy statement. In making these decisions, the committee undertook a process similar to that used to determine Mr. Green’s fiscal 2005 compensation.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986 places a limit on the tax deduction for compensation in excess of $1 million paid to certain U.S. “covered employees” of a publicly held corporation (generally the corporation’s chief executive officer and its next four most highly compensated executive officers in the year that the compensation is paid). As a result of the Company’s legal structure, Accenture is not subject to the tax deduction limitations of Section 162(m).

THE COMPENSATION COMMITTEE

Sir Mark Moody-Stuart, Chair
Dina Dublon
Dennis F. Hightower

Report of the Nominating & Governance Committee

      The Nominating & Governance Committee of the Board operates pursuant to a written charter, which can be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. The purpose of the Nominating & Governance Committee is to assist the Board in fulfilling its responsibility to the Company and to its shareholders, potential shareholders, the investment community and other stakeholders by: (1) assessing and nominating (or recommending to the Board for its nomination) strong and capable candidates to serve on the Board; (2) making recommendations as to the size, composition, structure, operations, performance and effectiveness of the Board; (3) overseeing the Company’s Chief Executive Officer succession planning process; (4) conducting the annual review of the Chief Executive Officer; (5) developing and recommending to the Board a set of corporate governance principles; and (6) taking a leadership role in shaping the corporate governance of the Company.

      The Nominating & Governance Committee met eight times during fiscal 2005 and routinely reported its activities to the full Board. At these meetings, it:

•	reviewed the Chief Executive Officer’s performance as well as management’s assessment of the Company’s performance, and approved metrics for evaluating the Chief Executive Officer’s performance for the upcoming fiscal year;

•	discussed and agreed upon the nomination of the current directors for appointment at the Annual Meeting;

•	assessed each non-management director’s independence based upon the Company’s independence standards and those of the NYSE, and made recommendations to the Board regarding each non-management director’s independence;

•	considered amendments to the Company’s bye-laws and approved a proposal to present such amendments to a shareholder vote;

•	retained compensation experts to evaluate the Board’s compensation and approved changes to the compensation of non-management members of the Board;

•	discussed best practices and evolving developments in the area of corporate governance; and

•	undertook a search for potential candidates to serve as members of the Board, which remains on-going.

      The Nominating & Governance Committee has taken note of the extensive discussion of the issue of majority voting for Board candidates and the important corporate governance implications of this issue. Under its bye-laws and the Companies Act 1981 of Bermuda, Accenture has a majority voting regime for the appointment of directors, as described on page 3, above. The Board continues to believe such a voting regime is most appropriate for Accenture and its shareholders.

      The Nominating & Governance Committee will continue to focus on ensuring that the Company’s governance model promotes the efficient and thorough governance of the Company for its benefit and that of its shareholders.

THE NOMINATING & GOVERNANCE
COMMITTEE

Wulf von Schimmelmann, Chair
Robert I. Lipp
Dennis F. Hightower

Report of the Finance Committee

      The Finance Committee of the Board operates pursuant to a written charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at http://investor.accenture.com. The purpose of the Finance Committee is to assist the Board by providing oversight of the Company’s: (1) capital and legal structure, including its corporate finance strategy and activities; (2) senior executive share transactions; (3) treasury function, investment management and financial risk management; (4) pension and 401(k) retirement plans; (5) insurance plans; and (6) major acquisitions.

      During fiscal 2005, the Finance Committee met six times and routinely reported its activities to the full Board. During these meetings, it reviewed and approved the Company’s share repurchase activity, discussed and approved transactions involving Accenture shares received in connection with Accenture’s transition to a corporate structure, reviewed and provided input regarding the Company’s five-year strategic financial plan and financial architecture, provided management with input regarding its future uses of cash, reviewed and discussed the Company’s mergers & acquisitions strategy, and considered the Company’s access to debt markets.

THE FINANCE COMMITTEE

Dina Dublon, Chair
Robert I. Lipp
Sir Mark Moody-Stuart

PROPOSAL NO. 2— RE-APPOINTMENT OF INDEPENDENT AUDITORS

      Our shareholders have the authority to appoint our independent auditors and to authorize the Audit Committee of the Board to determine the auditors’ remuneration. Upon the Audit Committee’s recommendation, the Board has recommended the re-appointment of KPMG LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending August 31, 2006. The Board is asking our shareholders to approve the re-appointment of KPMG LLP as auditors to hold office until our annual general meeting of shareholders in 2007 and to approve the Audit Committee’s authority to determine the auditors’ remuneration.

      We expect that one or more representatives of KPMG LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any questions.

      THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RE-APPOINTMENT OF KPMG LLP AND THE AUDIT COMMITTEE’S AUTHORITY TO DETERMINE KPMG LLP’S REMUNERATION.

INDEPENDENT AUDITORS’ FEES AND OTHER MATTERS

Independent Auditors’ Fees

      In connection with the audit of our financial statements and internal control over financial reporting for fiscal 2005, we entered into an agreement with KPMG LLP which sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

      The following table describes fees expensed for professional audit services rendered by KPMG LLP and its affiliates (KPMG), Accenture Ltd’s principal accountant, for the audit of our annual financial statements for the years ended August 31, 2005 and August 31, 2004 and internal control over financial reporting, and fees expensed for other services rendered by KPMG during those periods.

	2005	2004

	(in thousands)
Audit Fees(1)	$11,091	$6,425
Audit Related Fees(2)	1,004	2,742
Tax Fees(3)	26	652
All Other Fees(4)	202	130

Total	$12,323	$9,949

(1)	Audit Fees, including those for statutory audits, include the aggregate fees expensed by Accenture during the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K. For fiscal 2005, Audit Fees includes fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit Related Fees include the aggregate fees expensed by Accenture during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees, including review of registration statements and issuance of consents. Audit Related Fees also include fees for accounting advice and opinions related to various employee benefit plans and fees for internal control documentation assistance.

(3)	Tax Fees include the aggregate fees expensed by Accenture during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees expensed by Accenture during the fiscal year indicated for products and services provided by KPMG, other than the services reported above, including due diligence reviews.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

      Pursuant to its charter, the Audit Committee of the Board is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. The Audit Committee has delegated to its Chair the authority to review and pre-approve any such engagement or relationship, which may be proposed in between its regular meetings. Any such pre-approval is subsequently considered and ratified by the Audit Committee at the next regularly scheduled meeting. KPMG LLP’s engagement to conduct the audit of Accenture Ltd for fiscal 2005 was approved by the Audit Committee on November 4, 2004.

      We have been advised by KPMG LLP that a majority of the work done in conjunction with its audit of Accenture Ltd’s financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of KPMG LLP.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

      The following table sets forth, for fiscal years 2005, 2004 and 2003, the compensation for our Chief Executive Officer and for each of our four most highly compensated executive officers, other than the Chief Executive Officer, serving as executive officers at the end of fiscal 2005. These five persons are referred to, collectively, as the “Named Executive Officers.”

					Long-Term Compensation Awards
	Annual Compensation
					Restricted	Securities
				Other Annual	Share Unit	Underlying	All Other
		Salary(1)	Bonus(2)	Compensation(4)	Award(s)(5)	Options(6)	Compensation
	Year	($)	($)	(#)	($)	(#)	($)

William D. Green	2005	2,107,500	199,362	—	3,749,990	—	—
Chief Executive Officer	2004	1,639,500	79,282	—	—	—	—
	2003	1,518,000	67,735	—	—	—	—
Michael G. McGrath	2005	1,785,808	1,122,929 (3)	—	—	27,335	—
Chief Financial Officer	2004	1,451,535	66,066	—	—	—	—
	2003	1,716,000	76,570	—	—	—	—
Mark Foster	2005	2,211,040	202,612	—	1,874,995	32,529	—
Chief Executive— Products Operating Group	2004	1,557,748	72,350	—	—	—	—
	2003	1,234,916	44,333	—	—	—	—
Karl-Heinz Flöther	2005	2,063,106	191,609	—	1,874,995	28,975	—
Chief Executive— Technology & Delivery	2004	1,482,226	71,638	—	—	—	—
	2003	1,261,069	56,282	—	—	—	—
Diego Visconti	2005	1,648,930	178,780	—	1,874,995	25,968	—
Chief Executive— Communications &	2004	1,302,130	80,556	—	—	—	—
High Tech Operating Group	2003	1,225,695	56,985	—	—	—	—

(1)	Includes base and individual performance-based cash compensation paid in fiscal 2005.

(2)	Except as otherwise indicated, consists of variable compensation payments.

(3)	Includes an aggregate of $967,500 in cash incentive bonuses payable in connection with Mr. McGrath’s July 12, 2004 appointment and continued service as Chief Financial Officer of the Company.

(4)	The aggregate amount of perquisites and other personal benefits, securities or property received by any Named Executive Officer does not exceed $50,000.

(5)	On March 4, 2005, each of Mssrs. Green, Foster, Flöther and Visconti was granted a performance-based award of restricted share units. Mr. Green received an award of 147,812 restricted share units and each of Mssrs. Foster, Flöther and Visconti received an award of 73,906 restricted share units. These restricted share units may vest, in whole or in part, at the end of Accenture’s fiscal year ending August 31, 2007. The vesting schedule for the award is based on the achievement of certain targets for the period starting on September 1, 2004 and ending on August 31, 2007 (the “Performance Period”), and vests based on two different sets of performance criteria. Up to 50% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a representative group of companies during the Performance Period. The remaining 50% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the Performance Period. If dividends are declared on Accenture Ltd Class A common shares while the restricted share units are outstanding, the number of restricted share units to be granted will be adjusted to reflect the payment of such dividends. At August 31, 2005, the value of Mr. Green’s award was $3,606,613, and the value of each of award granted to Mssrs. Foster, Flöther and Visconti was $1,803,306, based upon the last reported price of Accenture Ltd Class A common shares on that date.

(6)	Indicates the number of Accenture Ltd Class A common shares underlying options granted on February 18, 2005. For more information on these option grants see “— Option Grants in Last Fiscal Year.”

Named Executive Officer Compensation for Fiscal 2006

      The Compensation Committee of the Board recently undertook its regular annual review of the compensation of its executive officers, and approved compensation amounts for fiscal 2006. Although this information remains subject to change and some compensation information will, by its nature, not be available until late fiscal 2006, management and the Board believe that providing this information now provides investors with more timely access to currently available information regarding the compensation of its executive officers for fiscal 2006.

				Long-Term Compensation Awards
	Annual Compensation
				Restricted	Securities
			Other Annual	Share Unit	Underlying	All Other
	Salary(1)	Bonus(2)	Compensation	Award(s)(3)	Options	Compensation
	($)	($)	(#)	($)	(#)	($)

William D. Green(4)	2,370,000	—	—	6,028,949	—	—
Chief Executive Officer
Michael G. McGrath	1,830,000	1,170,000 (5)	—	—	—	—
Chief Financial Officer
Mark Foster	2,150,400	—	—	1,884,047	—	—
Chief Executive— Products Operating Group
Karl-Heinz Flöther	2,174,400	—	—	1,884,047	—	—
Chief Executive— Technology & Delivery
Diego Visconti	1,956,960	—	—	1,884,047	—	—
Chief Executive— Communications & High Tech Operating Group

(1)	Includes base and individual performance-based cash compensation to be paid in fiscal 2006.

(2)	Information regarding 2006 payments that may be paid under Accenture’s Annual Bonus Plan is not currently available.

(3)	Mr. Green received an award of 206,896 restricted share units and each of Mssrs. Foster, Flöther and Visconti received an award of 64,655 restricted share units. The value of these awards, listed in the table above, was based on the last reported closing price for the Accenture Ltd Class A common shares on the date of grant. The awarded grants may vest, in whole or in part, at the end of Accenture’s fiscal year ending August 31, 2008. The vesting schedule for the award is based on the achievement of certain targets for the period starting on September 1, 2005 and ending on August 31, 2008 (the “Performance Period”), and vests based on two different sets of performance criteria. Up to 25% of the award will vest, in whole or in part, based upon Accenture’s total shareholder return, as compared to a representative group of companies during the Performance Period. The remaining 75% of the award will vest, in whole or in part, based upon the achievement of operating income targets by Accenture for the Performance Period. If dividends are declared on Accenture Ltd Class A common shares while the restricted share units are outstanding, the number of restricted share units to be granted will be adjusted to reflect the payment of such dividends.

(4)	In addition to the compensation reflected above, on October 27, 2005 a stock option to purchase 30,720 Accenture Ltd Class A common shares was awarded to Mr. Green. The grant was awarded in recognition of Mr. Green’s performance in fiscal 2005 but was erroneously excluded from the option awards made to the Company’s highest performing senior executives on February 18, 2005. The option, which has an exercise price of $25.94 per share and an expiration date of October 27, 2015, will vest as follows: one-third of the grant was fully vested on the date of grant, and an additional one-third will vest on each of August 31, 2006 and August 31, 2007.

(5)	Mr. McGrath may receive up to an additional $1,170,000 in cash incentive bonuses payable in connection with his continued service as Chief Financial Officer of the Company. These milestone payments would be paid as follows: $181,000 on December 31, 2005, $363,000 on April 30, 2006 and $626,000 on August 31, 2006.

Compensation Committee Interlocks

      We do not have any compensation committee interlocks. Our Compensation Committee is comprised solely of independent directors.

Option Grants in Last Fiscal Year

	Individual Grants

		Percent of			Potential Realizable Value
	Number of	Total			at Assumed Annual Rates of
	Securities	Options/SARs	Exercise		Stock Price Appreciation
	Underlying	Granted to	or Base		for Option Term($)
	Option/SARs	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/share)	Date	5%	10%

William D. Green	—	—	—	—	—	—
Michael G. McGrath	27,335 (1)	0.13%	$24.73	2/18/2015	$425,129	$1,077,361
Mark Foster	32,529 (2)	0.15%	24.73	2/18/2015	505,909	1,282,074
Karl-Heinz Flöther	28,975 (3)	0.14%	24.73	2/18/2015	450,636	1,141,999
Diego Visconti	25,968 (1)	0.12%	25.44	2/18/2015	385,452	1,005,067

(1)	Consists of a stock option granted on February 18, 2005. All shares were fully vested as of the grant date.

(2)	Consists of a stock option granted on February 18, 2005. One-third of the shares vested on August 31, 2005, and an additional one- third of the shares will vest on each of August 31, 2006 and August 31, 2007, subject to continued employment with the Company.

(3)	Consists of a stock option granted on February 18, 2005. One-third of the shares was fully vested as of the grant date, and an additional one-third of the shares will vest on each of August 31, 2006 and August 31, 2007, subject to continued employment with the Company.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities
	Shares		Underlying		Value of Unexercised
	Acquired		Unexercised Options at		In-the-money Options
	Upon	Value	August 31, 2005(#)		at August 31, 2005($)
	Exercise(1)	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

William D. Green	—	—	—	—	—	—
Michael G. McGrath	—	—	27,335	—	—	—
Mark Foster	—	—	10,842	21,687	—	—
Karl-Heinz Flöther	—	—	9,658	19,317	—	—
Diego Visconti	—	—	25,968	—	—	—

(1)	None of the Named Executive Officers exercised any options during fiscal 2005.

Compensation of Non-Management Directors

      No director who is an Accenture employee receives additional compensation for serving as a director.

      Except as noted below, each director who is not an employee of Accenture Ltd or its subsidiaries receives the following compensation:

•	upon appointment to the Board, an initial grant of fully-vested restricted share units having, at the time of grant, an aggregate market value of $150,000, with delivery scheduled after twelve months;

•	an annual grant of fully-vested restricted share units having, at the time of grant, an aggregate market value of $150,000, with delivery scheduled after twelve months; and

•	an annual retainer of $70,000, which may be received in the form of cash, fully-vested restricted share units with delivery scheduled after twelve months or a combination of cash and restricted share units except that our Lead Director receives an annual retainer of $125,000.

      In addition, certain directors receive additional cash compensation for their service on committees of the Board:

•	each member of our Audit Committee receives compensation of $5,000 each year; and

•	the Chairperson of each committee of the Board receives compensation of $5,000 each year, except that the Chairperson of the Audit Committee receives compensation of $10,000 each year.

      Furthermore, in February 2005 the Board adopted a policy requiring each non-management director to, within three years of his or her appointment and for the duration of that director’s service, retain ownership of Accenture equity having a market value equal to three times the value of the annual equity grants being made to directors at the time at which the ownership requirement is assessed.

      Steven A. Ballmer has elected not to receive any compensation for his service as a director, and the Nominating & Governance Committee has determined that Mr. Ballmer will not be subject to the equity ownership requirements described above.

Employment Contracts

      Each of our Chief Executive Officer and our Named Executive Officers who are current Accenture employees has entered into an annual employment agreement which is renewed automatically each year. The employment agreements, which are standard employment contracts for Accenture’s senior executives, provide that these executive officers will receive compensation as determined by Accenture. Pursuant to the employment agreements, each of the executive officers has also entered into a non-competition agreement whereby each has agreed that, for a specified period, he or she will not (1) associate with and engage in competing services for any competitive enterprise; or (2) solicit or assist any other entity in soliciting any client or prospective client for the purposes of providing competing services, perform competing services for any client or prospective client, or interfere with or damage any relationship between us and a client or prospective client. In addition, each of these executive officers has agreed that for the restricted period he or she will not solicit or employ any Accenture employee or any former employee who ceased working for us within an 18-month period before or after the date on which the executive officer’s employment with us or any of our affiliates terminated.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Under the federal securities laws, our directors, executive officers and beneficial owners of more than 10% of Accenture Ltd’s Class A common shares or Class X common shares are required within a prescribed period of time to report to the Securities and Exchange Commission transactions and holdings in Accenture Ltd Class A common shares and Class X common shares. Our directors and executive officers are also required to report transactions and holdings in Accenture SCA Class I common shares. Based solely on a review of the copies of such forms received by us and on written representations from certain reporting persons that no annual corrective filings were required for those persons, we believe that during fiscal 2005 all these filing requirements were timely satisfied.

PERFORMANCE GRAPH

      The performance graph below shows the cumulative total shareholder return on the Class A common shares for the period starting on July 19, 2001, which was the initial trading date of the Class A common shares, to August 31, 2005, which was the end of fiscal 2005. This is compared with the cumulative total returns over the same period of the S&P 500 Index and a peer group index consisting of Cap Gemini SA, Computer Sciences Corporation, Electronic Data Systems Corporation, Hewlett-Packard Company, International Business Machines Corporation and BearingPoint, Inc. The graph assumes that on July 19, 2001, $100 was invested in our Class A common shares and $100 was invested in each of the other two indices, with dividends reinvested on the date of payment without payment of any commissions. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

Comparison of Cumulative Total Return

July 19, 2001 to August 31, 2005

Accenture vs. S&P 500 Stock Index and Peer Group Index

*	The graph is based on an initial price per share of $14.50 for the Class A common shares, which was the initial public offering price on July 19, 2001. The last sales price on that date on the New York Stock Exchange was $15.17.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth, as of December 5, 2005, information regarding the beneficial ownership of Accenture Ltd Class A common shares and Class X common shares and of Accenture SCA Class I common shares held by: (1) each of our directors, director nominees and Named Executive Officers; and (2) all of our directors, director nominees and executive officers as a group. To our knowledge, except as otherwise indicated, each of the persons or entities listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after December 5, 2005. For purposes of computing the percentage of outstanding Accenture Ltd Class A common shares and/or Class X common shares and/or Accenture SCA Class I common shares held by each person or group of persons named below, any shares that such person or persons has the right to acquire within 60 days after December 5, 2005 are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

	Accenture SCA Class I		Accenture Ltd Class A		Accenture Ltd Class X
	common shares		common shares		common shares		Percentage of the
							total number of
	shares	% shares	shares	% shares	shares	% shares	Class A and Class X
	beneficially	beneficially	beneficially	beneficially	beneficially	beneficially	common shares
Name(1)	owned	owned	owned	owned	owned	owned	beneficially owned

Joe W. Forehand(2)(3)	570,352	* %	1,000	** %	570,352	*** %	**** %
William D. Green(2)(4)	702,031	*	10,239	**	702,031	***	****
Steven A. Ballmer	—	—	—	—	—	—	—
Dina Dublon(5)	—	—	62,301	**	—	—	****
Dennis F. Hightower	—	—	—	—	—	—	****
William L. Kimsey(6)	—	—	36,094	**	—	—	****
Robert I. Lipp(5)	—	—	199,448	**	—	—	****
Blythe J. McGarvie(5)	—	—	59,603	**	—	—	****
Mark Moody-Stuart(5)	—	—	73,081	**	—	—	****
Wulf von Schimmelmann(7)	—	—	55,000	**	—	—	****
Carlos Vidal(2)(8)	324,225	*	9,020	**	—	—	****
Karl-Heinz Flöther(9)	—	—	241,245	**	—	—	****
Mark Foster(10)	—	—	537,042	**	—	—	****
Michael G. McGrath(2)(11)	693,999	*	27,335	**	693,999	***	****
Diego Visconti(2)(12)	630,878	*	25,968	**	—	—	****
All directors and executive officers as a group (23 persons)	5,246,462	1.9%	2,464,469	** %	4,291,359	1.5%	**** %

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.
**	Less than 1% of Accenture Ltd’s Class A common shares outstanding.
***	Less than 1% of Accenture Ltd’s Class X common shares outstanding.
****	Less than 1% of the total number of Accenture Ltd’s Class A common shares and Class X common shares outstanding.
(1)	Address for all persons listed is c/o Accenture, 1661 Page Mill Road, Palo Alto, California 94304 USA.
(2)	Subject to the provisions of its Articles of Association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to its current market value as determined in accordance with Accenture SCA’s Articles of Association. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture Ltd Class A common shares on a one-for-one basis. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture Ltd has the option, and intends to, redeem an Accenture Ltd Class X common share from that holder, for a redemption price equal to the par value of the Accenture Ltd Class X common share, or $.0000225.
(3)	Includes 200,000 Accenture SCA Class I common shares held by a limited partnership in which Mr. Forehand has a beneficial interest.
(4)	Consists of 10,239 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(5)	Includes 55,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(6)	Includes 35,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(7)	Consists of 55,000 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(8)	Consists of 9,020 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(9)	Includes 9,658 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(10)	Includes 10,842 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(11)	Consists of 27,335 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.
(12)	Consists of 25,968 Accenture Ltd Class A common shares that could be acquired through the exercise of stock options within 60 days from December 5, 2005.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

Senior Executive Tax Costs

      We have informed certain of our senior executives that if a senior executive reports for tax purposes the transactions involved in connection with our transition to a corporate structure, we will provide a legal defense to that individual if his or her reporting position is challenged by the relevant tax authority. In the event such a defense is unsuccessful, and the senior executive is then subject to extraordinary financial disadvantage, we will review such circumstances for that individual and find an appropriate way to avoid severe financial damage to that individual.

Transactions with Directors

      Berthold von Schimmelmann is employed by Accenture at an annual salary of approximately $66,000 for fiscal 2006. Mr. von Schimmelmann is the son of Wulf von Schimmelmann, one of our non-management directors.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

OF ANY CLASS OF VOTING SECURITIES

      As of December 5, 2005, the only persons known by us to be beneficial owners of more than five percent of Accenture Ltd Class A common shares or Class X common shares were as follows:

	Accenture Ltd Class A			Accenture Ltd Class X
	common shares			common shares		Percentage of the
						total number of
	Shares		% of Shares	Shares	% of Shares	Class A and Class X
	beneficially		beneficially	beneficially	beneficially	common shares
Name and Address of Beneficial Owner	owned		owned	owned	owned	beneficially owned

Stichting Naritaweg I
Naritaweg 155
1043 BW Amsterdam
The Netherlands	—		—	18,018,794 (1)	6.4%	2.1%
Stichting Naritaweg II
Naritaweg 155
1043 BW Amsterdam
The Netherlands	—		—	21,395,634 (1)	7.6%	2.5%
Wellington Management Co. LLP
75 State Street
Boston, Massachusetts 02109	40,013,545	(2)	7.0%	—	—	4.7%
Massachusetts Financial Services Company
500 Boylston Street
Boston, Massachusetts 02116	29,511,390	(3)	5.2%	—	—	3.5%
Barclays Global Investors, NA et. al
45 Fremont Street
San Francisco, California 94105	29,424,290	(4)	5.2%	—	—	3.5%

(1)	Two Dutch foundations, Stichting Naritaweg I and Stichting Naritaweg II, hold Accenture Ltd Class X common shares that would otherwise have been held by some of our senior executives.

(2)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005 by Wellington Management Co. LLP, reporting shared power to vote or direct the vote over 26,863,147 Class A common shares and shared power to dispose or direct the disposition of 40,013,545 Class A common shares.

(3)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005 by Massachusetts Financial Services Company, reporting sole power to vote or direct the vote over 26,545,447 Class A common shares and sole power to dispose or direct the disposition of 29,511,390 Class A common shares.

(4)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 15, 2005 by Barclays Global Investors, NA and certain related entities, reporting sole power to vote or direct the vote over 27,145,076 Class A common shares and sole power to dispose or direct the disposition of 29,424,290 Class A common shares.

     As of December 5, 2005, Accenture SCA and certain wholly-owned subsidiaries of Accenture SCA and Accenture Ltd directly and indirectly beneficially owned an aggregate of 39,123,882 Accenture Ltd Class A common shares, or 6.9% of the outstanding Class A common shares. Accenture SCA and these subsidiaries will exercise their power to vote or direct the vote of the Class A common shares beneficially owned by them in a manner that will have no impact on the outcome of any vote of the shareholders of Accenture Ltd.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

      Our annual general meeting of shareholders for 2007 is expected to occur in February 2007. In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 to be included in the proxy statement for that meeting must be received by us by August 31, 2006. If you would like to submit a shareholder proposal to be included in those proxy materials, you should send your proposal to our General Counsel and Secretary at 1661 Page Mill Road, Palo Alto,

California, 94304, USA. In order for your proposal to be included in the proxy statement, the proposal must comply with the requirements established by the SEC.

      Bermuda law provides that shareholders who collectively hold at least 5% of the total voting rights of the outstanding Class A common shares and Class X common shares, or any group comprised of at least 100 or more registered shareholders, may require a proposal to be submitted to an annual general meeting of shareholders. Bermuda law generally requires that notice of such a proposal must be deposited at Accenture’s registered office not less than six weeks before the date of the meeting.

      These advance notice provisions of Bermuda law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

      A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions of Bermuda law, subject to applicable rules of the SEC.

INCORPORATION BY REFERENCE

      To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC), “Report of the Compensation Committee on Executive Compensation,” “Report of the Finance Committee,” “Report of the Nominating & Governance Committee” and “Performance Graph” will not be deemed incorporated, unless specifically provided otherwise in that other filing.

SUBMITTING YOUR PROXY BY TELEPHONE OR VIA THE INTERNET

      You may submit your proxy either by mail, by telephone or via the Internet. Please see the proxy card that accompanies this proxy statement for specific instructions on how to submit your proxy by any of these methods.

      If you submit your proxy by telephone or via the Internet, then in order for your vote to be counted, your proxy must be received by 11:59 p.m., Eastern Standard Time, on January 31, 2006 (January 27, 2006 for Accenture employees who are submitting proxies for shares received through our employee plans and held by Smith Barney). Even if you submit your proxy by telephone or via the Internet, you can still vote your shares in person if you decide to attend the Annual Meeting.

      The telephone and Internet proxy submission procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet proxy submission procedures that have been made available to you are consistent with the requirements of applicable law. If you submit your proxy via the Internet, then you should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which you must bear.

ELECTRONIC DELIVERY OF SHAREHOLDER COMMUNICATIONS

      Our shareholder communications are available electronically. You may elect to receive or access future copies of these materials electronically as an alternative to receiving printed copies by mail. By signing up for electronic delivery, you can receive shareholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you are an employee shareholder, then you will receive these materials electronically but will have the right to receive printed copies by mail. To sign up for electronic delivery, please submit your proxy via the Internet at www.cesvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years, or you can check the box on your proxy card to indicate that you agree to receive or access these communications electronically. If you are an employee shareholder who would like to receive printed copies by mail, or if you would like to revoke your previously provided consent to electronic delivery, you may write or call our Investor Relations Group at the following address or phone number: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105 USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +1 703-797-1711 outside the United States and Puerto Rico.

HOUSEHOLDING OF SHAREHOLDER DOCUMENTS

      We may send a single set of shareholder documents to any household at which two or more shareholders reside. This process is called “householding.” This reduces the volume of duplicate information received at your household and helps us to reduce our costs. Your materials may be househeld based on your prior express or implied consent. If your materials have been househeld and you wish to receive separate copies of these documents, you may write or call our Investor Relations Group at the following address or phone number: Accenture, Investor Relations, 1345 Avenue of the Americas, New York, New York 10105 USA, telephone number +1 877-ACN-5659 (+1 877-226-5659) in the United States and Puerto Rico and +1 703-797-1711 outside the United States and Puerto Rico.

December 29, 2005

Submit your Proxy by Internet
at http://www.cesvote.com

Have your proxy card available when you access the website at http://www.cesvote.com and follow the simple instructions to record your proxy.

Submit your Proxy by
Telephone at 1-888-693-8683

Have your proxy card available when you call 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your proxy.

Submit your Proxy by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or mail it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.

Submit Your Proxy	Submit Your Proxy	Submit Your Proxy
by Internet	by Telephone	by Mail
Access the website and	Call toll-free using a	Return your
cast your vote:	touch-tone phone:	proxy in the
http://www.cesvote.com	1-888-693-8683	envelope provided
Submit your proxy 24 hours a day, 7 days a week!
If you vote by Internet or telephone, please do not mail your proxy card.

è

Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

Accenture Ltd	Proxy
This proxy is solicited on behalf of the Board of Directors for the 2006 Annual General Meeting of Shareholders.
The undersigned hereby appoints William D. Green, Michael G. McGrath and Douglas G. Scrivner as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all Class A common shares and Class X common shares of Accenture Ltd held of record by the undersigned on December 5, 2005, at the 2006 Annual General Meeting of Shareholders to be held on February 1, 2006 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting of Shareholders and at any adjournment or postponement thereof.

Signature

Signature (if held by joint tenants)

Date:

Please sign this proxy card exactly as your name appears to the left. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or other similar capacity, please give your full title as such. If a corporation, a duly authorized officer of the corporation should sign on behalf of the corporation, or the seal of the corporation should be affixed. If a partnership, a partner should sign in the partnership’s name.

Electronic Access To Future Documents Now Available
You have the option to access our future shareholder communications (e.g., annual reports, proxy statements, interim communications) over the Internet, instead of receiving those documents in the mail. Your participation is completely voluntary. If you give your consent, you will receive a notice by email, informing you that materials are available and providing you with the Internet location where these materials are available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time after you give it by sending a written notice to Accenture’s Secretary at 1661 Page Mill Rd, Palo Alto, California 94304, Attn: Corporate Secretary.
To give your consent, please follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.

Your vote is important!
Please submit your proxy via the Internet or by telephone using the instructions on the reverse side of this proxy card, or mark, sign, date and return this proxy card in the enclosed reply envelope. In order for your mailed proxy to be counted, your proxy must be received no later than January 31, 2006 (January 27, 2006 if your shares are held through Smith Barney). Submitting your proxy will not affect your right to vote in person if you decide to attend the Annual General Meeting of Shareholders.
Proxy must be signed and dated on the reverse side.
ê Please fold and detach card at perforation before mailing. ê

Accenture Ltd	Proxy
THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF YOU SIGN AND RETURN THIS PROXY BUT NO DIRECTIONS ARE GIVEN, THEN THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.
The Board of Directors of Accenture Ltd recommends that you vote FOR Proposals 1 and 2.

1.	Appointment of the following nominees to the Board of Directors:
	(1) Dina Dublon:	☐ FOR	☐ AGAINST	☐ ABSTAIN
	(2) William D. Green:	☐ FOR	☐ AGAINST	☐ ABSTAIN
2.	Re-appointment of KPMG LLP as independent auditors for the 2006 fiscal year and authorization of the Audit Committee of the Board of Directors to determine KPMG LLP’s remuneration.
	☐ FOR	☐ AGAINST		☐ ABSTAIN

☐	Please check this box if you plan to attend the Annual General Meeting of Shareholders.

☐	Please check this box if you consent to access future shareholder communications via the Internet.
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.